Friday August 31, 2:31 pm Eastern Time
Press Release
SOURCE: eLEC Communications Corp.

eLEC Communications Announces Continuation of Listing of Its Common Stock on Nasdaq SmallCap Market NEW ROCHELLE, N.Y.--(BUSINESS WIRE)--Aug. 31, 2001--eLEC Communications Corp. (NASDAQ: ELEC - news), an integrated communications provider of voice, data and broadband services, today announced that its common stock will continue to be listed on the Nasdaq SmallCap Market (Nasdaq) in accordance with the exception from the continued listing criteria granted by the Nasdaq Listing Qualifications Panel (Panel).

The exception was granted subsequent to the August 2, 2001 hearing held before the Panel.

Under the terms and conditions of the exception, eLEC is required to meet the minimum bid price requirement on or before October 31, 2001. Specifically, eLEC must demonstrate a closing bid price of at least $1.00 per share (through a reverse stock split or share price appreciation) and must maintain its share price above $1.00 for at least 10 consecutive trading days.

eLEC's CEO, Paul Riss, stated, "We have called a Special Meeting of Shareholders for October 19, 2001 to vote on a proposed reverse stock split in order to reach the minimum bid price requirement. We would like to meet this requirement without implementing a reverse split and we continue to make substantial progress in our business plan. If we achieve and sustain the $1.00 minimum bid price prior to the meeting, we can cancel the meeting and will maintain our Nasdaq listing."

The exception will expire on October 31, 2001 subject to the minimum bid requirement being achieved and evidenced by the Company. In the event that eLEC is deemed to have met the terms of the exception, eLEC's common stock will continue to be listed on Nasdaq. eLEC has presented the Panel with a definitive plan that should enable the Company to achieve compliance with continued listing criteria during the period of time set forth in the Panel's decision. However, there is no assurance that it will be able to do so. Should eLEC's common stock cease to be listed on Nasdaq, the Company's common stock may continue to be listed on the OTC Bulletin Board. Effective as of August 31, 2001 and for the duration of the exception, eLEC's trading symbol will be modified to include a fifth character qualifier from "ELEC" to "ELECC."


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eLEC Communications Corp. is a publicly-traded local telecommunications company that is taking advantage of the convergence of the current and future competitive technological and regulatory developments in the Internet and telecommunications markets. eLEC provides an integrated suite of communications services to small and medium-sized business customers, including local, long distance, dial-up access, dedicated access, xDSL, and Web site design and hosting.

This release contains forward-looking statements that involve risks and uncertainties. eLEC's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; eLEC's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which eLEC can operate, access new markets, negotiate and maintain suitable interconnection agreements with the incumbent local exchange carriers, and negotiate and maintain suitable vendor relationships, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements. [GRAPHIC OMITTED] Contact:

     eLEC Communications Corp.
     Ursula D Natusch, 203/229-2454
     unatusch@elec-corp.com